UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Weaver, Stephen D.
   One Gateway Center
   19th Floor
   Pittsburgh, PA  15222
2. Issuer Name and Ticker or Trading Symbol
   The Carbide/Graphite Group, Inc.
   CGGI
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   7/31/00
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President - Graphite Electrodes
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
 Common Stock, $0.01 par valu|9/10/9|G   |500               |D  |$12.25     |8,403 (1)          |D     |                           |
e                            |9     |    |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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
Employee Stock Options  |$15.75  |     |    |           |   |(2)  |7/31/|Common Stock|       |       |6,000       |D  |            |
                        |        |     |    |           |   |     |06   |            |       |       |            |   |            |
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Employee Stock Options  |$22.375 |     |    |           |   |(2)  |4/1/0|Common Stock|       |       |15,000      |D  |            |
                        |        |     |    |           |   |     |7    |            |       |       |            |   |            |
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Employee Stock Options  |$21.5312|     |    |           |   |(3)  |7/31/|Common Stock|       |       |15,000      |D  |            |
                        |5       |     |    |           |   |     |08   |            |       |       |            |   |            |
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Employee Stock Options  |$13.9375|     |    |           |   |(4)  |7/31/|Common Stock|       |       |20,000      |D  |            |
                        |        |     |    |           |   |     |09   |            |       |       |            |   |            |
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Employee Stock Options  |$5.53125|     |    |           |   |(5)  |2/28/|Common Stock|       |       |16,000      |D  |            |
                        |        |     |    |           |   |     |10   |            |       |       |            |   |            |
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Employee Stock Options  |$3.5625 |     |    |           |   |(6)  |5/1/1|Common Stock|       |       |9,000       |D  |            |
                        |        |     |    |           |   |     |0    |            |       |       |            |   |            |
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
Explanation of Responses:
(1) Balance includes exempt, non-discretionary purchases of shares within the Company's 401k plan.
(2) Options are fully vested and
exercisable.
(3) Options vest and become exercisable at a rate of one-third on each of July 31, 1999, 2000 and 2001.
(4) Options vest and become exercisable at a rate of one-third on each of July 31, 2000, 2001 and 2002.
(5) Options vest and become exercisable at a rate of one-third on each of February 28, 2001, 2002 and 2003.
(6) Options vest and become exercisable at a rate of one-third on each of May 1, 2001, 2002 and 2003.
SIGNATURE OF REPORTING PERSON
Filed by EDGAR -- Manul signature maintained by the Company
DATE
August 30, 2000